Exhibit 10.10

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (“Agreement”) is entered into effective as of May 15, 2006, by and between Spectre Gaming, Inc., a Minnesota corporation and having a principal place of business at 14200 23rd Avenue N., Minneapolis, Minnesota 55447 (“Spectre”), and Global Gaming Group, Inc., a Nevada corporation and having a principal place of business at 3035 East Patrick Lane Suite 14, Las Vegas, Nevada 89120 (“G3”).

INTRODUCTION

A. Spectre is in the business of developing casino-style redemption games, or “amusement-with-prize” games, at adult-entertainment facilities in the United States.

B. G3 has certain unique skills and abilities with respect to the development of customized game content (“Content”).

C. SPECTRE desires to retain G3 as an independent contractor to develop Content for at least 20 new video-redemption games for Spectre’s use pursuant to the terms and conditions of this Agreement.

D. G3 is ready, willing and able to undertake the development of Content for video-redemption games for Spectre and agrees to do so under the terms and conditions set forth in this Agreement.

AGREEMENT

Now, Therefore, in consideration of the facts and premises set forth above, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Creation and Development of Games. G3 will create and deliver to Spectre Content for 20 new video-redemption games pursuant to the following delivery schedule, assuming that Spectre is not the cause of any delay pertaining thereto:

Date	Number of Games
March 31, 2006	7
May 31, 2006	7
July 31, 2006	6

For purposes of this Agreement, the term “video-redemption games” means a game in which the user wagers money and, if the player wins, the game dispenses or displays a coupon or other representation of value that is redeemable for cash or merchandise, where (a) the retail value of the merchandise receivable upon the redemption of any such coupon or other representation of value is materially greater than the value of cash receivable upon such redemption, (b) the maximum wholesale value of merchandise available from a single play of the game is no more than the maximum value allowed by law in that particular jurisdiction, and (c) the game is not a “Class II,” “Class III,” or a bingo-based, electronic pull-tab, or charitable game (as those terms are defined in the Indian Gaming Regulatory Act, 25 U.S.C. § 2703), or is not otherwise a gaming device. All Content for video-redemption games delivered to Spectre by G3 under this Section 1 or Section 5 below shall be referred to as “Games.”

Notwithstanding any of the foregoing, G3 is under no obligation to provide license for more than 10 Games until such time as Spectre has placed a minimum 500 “video-redemption games” in the field. For the purposes of this requirement, a Game will be deemed “placed” upon presentment to G3 by Spectre of a validly executed invoice (“Valid Invoice”) from Bally (or other equivalent manufacturer) indicating their binding intent to manufacture the hardware (Game Hardware and Platform”) for such Game. To be acceptable to G3, the Valid Invoice MUST contain specific delivery dates for all manufactured applicable Game Hardware and Platforms.

2.  Deliverables. All Games delivered pursuant to this Agreement shall consist of at least the following components: graphics, audio, math and pay tables (collectively, the “Deliverables”). Upon G3’s delivery of the Games pursuant to this Agreement, the Deliverables must conform to the “Specifications” described and defined in Section 3 below. Except as set forth in Section 11 below, G3 will not be obligated to port (i.e., modify) the Games to any operating platform.

3.  Specifications.

a.  Development of Specifications. G3 and Spectre will jointly develop mutually acceptable final specifications for the Games and the Deliverables (the “Specifications”). Any change in the Specifications after their adoption will be accomplished pursuant to paragraph b (Change in Specifications) below. If the parties cannot agree to Specifications for any or all of the Games and their related Deliverables (including a change in the Specifications pursuant to paragraph b below), either party will have the right to terminate this Agreement upon three days notice, subject to Spectre’s continuing royalty payment obligation pursuant to Section 7 below.

b.  Change in Specifications. If at any time following acceptance of Specifications pertinent to one or more Games and their related Deliverables, Spectre should desire a change in G3’s performance hereunder or in the software relevant to the Games or their related Deliverables that would materially alter the Specifications therefor, Spectre will provide G3 with a proposal specifying the desired changes. Thereafter, G3 will provide Spectre with a written response to each such proposal within ten business days after receipt Spectre’s proposal. G3’s written response will include a statement of the availability of G3’s personnel and resources as well as any impact the proposed changes will have on the delivery dates for Games. G3 reserves the right to refuse to implement any or all such changes for any business reason (subject, however, to Spectre’s right of termination set forth in paragraph (a) above).

4.  Acceptance and Testing.

a.  Initial Testing. Upon receipt of each Game and the Deliverables related thereto, Spectre will have 90 days to perform such tests as Spectre may in its discretion determine to be necessary or appropriate for the purpose of ensuring that each component of the Game and its Deliverables operates in accordance with the related Specifications (the “Acceptance Tests”).

b.  Non-Performing Component. If any component of a Game or its Deliverables fails any applicable Acceptance Test, Spectre will give written notice to G3 of such failure, describing with reasonable specificity the nature of such failure. Upon receipt of such written notice, G3 will have thirty days thereafter to discuss corrective action with Spectre and to modify, correct or enhance such the non-performing component so that it conforms to the applicable Specifications. After delivery of any modification, correction or enhancement to a failing component, Spectre will have 30 additional calendar days in which to conduct Acceptance Tests for such component.

c.  Right to Terminate. If any component that has been modified in connection with paragraph b. above fails to pass any additional Acceptance Tests as contemplated thereunder, Spectre will have the right to terminate this Agreement upon three days notice, with no further obligation or liability to G3.

d.  Deemed Acceptance. If Spectre fails to give notice to G3 pursuant to this Section within 90 days of receipt of a Game that such Game or any of its Deliverables has either passed or failed any applicable Acceptance Tests, such Game and its Deliverables will be deemed to have been accepted by Spectre.

5.  Additional Games. By mutual agreement, the parties may increase the number of Games that G3 will create and deliver to Spectre hereunder (which shall become “Games” pursuant to Section 1), and determine the delivery dates for such Games; provided, however, that if Spectre notifies G3 that Spectre desires G3 to create and deliver up to ten additional Games, G3 will not unreasonably withhold its consent and agreement to so create and deliver those Games, with Specifications reasonably determined by Spectre. G3 shall be entitled to reasonably withhold such consent based upon Spectre’s failure to meet its latest placement forecast as provided to G3 prior to the execution of this Agreement.

6.  License.

a.  Initial License. G3 hereby grants Spectre, for the entire term of this Agreement, an exclusive license to: (i) utilize and commercially exploit the Games delivered hereunder, together with all software, trademarks, service marks and other intellectual-property rights comprising any part of the Games, in adult-entertainment centers in the United States in “video redemption games” only, as that term is defined above.; and (ii) manufacture, and contract for the manufacture of the Games within “video redemption games” only, as that term is defined above. The license granted hereunder shall extend to Spectre’s contract manufacturers retained by Spectre for the purpose of manufacturing ”video redemption games” only, as that term is defined above, embodying the Games. This license shall only be applicable to Games placed by Spectre on a recurring “per game per day” basis. Sale of the Games may be agreed to by mutual consent of the parties.

b.  Post-Termination License. Upon the expiration or early termination of this Agreement, the foregoing license described in clause (i) of paragraph a. above shall automatically continue for purposes of providing Spectre with the rights required to continue operating as contemplated in Section 7b below; provided, however, that this post-termination license shall expire upon five days’ advance written notice to Spectre of its failure to comply with the royalty-payment obligations under Section 9, so long as such failure has not been cured by such date.

7.  Term and Effect of Termination.

a.  Term. Subject to earlier termination under Section 8 below, this Agreement shall begin as of the date hereof and last for a term of three years hereafter.

b.  Effect of Termination. If this Agreement expires without renewal or extension by the parties (or is otherwise terminated in accordance with any other provision hereunder), then, for so long as Spectre complies with the royalty provisions set forth in Section 9, Spectre shall have the right to continue utilizing and commercially exploiting the gaming devices embodying the Games that are then-currently placed in the locations of Spectre’s customers and are subject to revenue-sharing or participation arrangements (or similar arrangements not involving an outright sale of such gaming devices), for so long as permitted under Section 6b above. In addition, Spectre customers that have purchased any ”video redemption games” embodying the Games prior to the expiration or termination of this Agreement shall have the right to continue utilizing and commercially exploiting the ”video redemption games” embodying the Games.

8.  Early Termination. The parties may terminate this Agreement prior to the expiration of its three-year term as follows: (a) by mutual written agreement; (b) except as set forth in clause (c), upon a party’s material breach of this Agreement, a non-breaching party may terminate this Agreement upon 30 days advance written notice to the breaching party; provided, however, that such breach shall not have been cured prior to the end of such 30-day notice period; (c) Spectre may terminate this Agreement immediately, and with no further obligation to G3 in the event that G3 fails to meet the delivery deadlines for Games set forth in Section 1 (or as may be determined pursuant to Section 5) by more than 30 business days, with such failure being through no fault of Spectre; and (d) Spectre may terminate this Agreement pursuant to Section 3a or 4c, with no further obligation to G3, other than to continue to make Royalty Payments pursuant to Section 7 for all Games that will continue to be commercially exploited post-termination of the Agreement.

9.  License Fee and Royalty Payments.

a.  License Fee. In consideration for the license granted hereunder, Spectre agrees to pay G3 a non-refundable license fee, in the aggregate amount of $240,000 (the “License Fee”), payable as follows: (i) $20,000 will be due on June 1, 2006, and (ii) $20,000 will be due on the first business day of each calendar month thereafter, through and including May 1, 2007.

b.  Royalty Payments.

i.  As additional consideration for the license granted hereunder, Spectre agrees to pay G3 monthly royalty payments based on the average daily Spectre Gross Profit from all gaming devices embodying a Game that are operated during that particular month (“Royalty Payments”), in amounts determined according to the following schedule:

Average Spectre Gross Profit per Game per Day ($)	Royalty Payment (% of Spectre Gross Profit)
Up to $10	10%
Over $10 and up to $20	20%
Over $20 but less than $25	25%
$25 or more	30%

ii.  For purposes of this Agreement the term “Spectre Gross Profit” means, with respect to the gaming devices embodying Games that are operated during a particular calendar month, all revenue generated by those gaming devices during such month, less any and all costs and expenses for that month directly associated with the ownership or operation of those devices (specifically including but not limited to debt service payments on such video-redemption games, reasonably required peripheral equipment, repairs, maintenance, update costs and allocable labor costs, royalties and fees payable by Spectre to Bally Gaming, Inc., sales, use and property taxes in any way related to the device), including a pro rata share of all costs and expenses of that month allocable to that kind of gaming device in general. For clarity, the parties agree that expenses appropriately classified as “sales, general and administrative” under generally accepted accounting principles shall not be expenses deducted in determining Spectre Gross Profit.

iii.  In addition to the foregoing, for purposes of this Agreement the language “per Game per Day” means, with respect to gaming devices embodying a Game that are operated during a particular calendar month, the (A) the amount of Spectre Gross Profit resulting from all such devices, if any, divided by (B) the product of (1) the number of days during the calendar month during which such gaming devices were in operation multiplied by (2) the number of such gaming devices.

iv.  Royalty Payments with respect to any calendar month will be payable in arrears, within 15 days of the end of such calendar month. From the total Royalty Payment due for each calendar month there shall be subtracted the sum of all License Fee payments made by Spectre to G3 prior to the date of the Royalty Payment, which payments have not previously been subtracted from prior Royalty Payments made under this Agreement; provided, however, that after the first Royalty Payment made hereunder, the sum of all License Fee payments made by Spectre to G3 that are subtracted from any subsequent Royalty Payment shall not exceed 50% of the actual Royalty Payment made to G3 for the prior month. Together with each Royalty Payment made hereunder, Spectre will provide written evidence of the manner in which such Royalty Payment was calculated, in a format acceptable to G3. Royalty Payments shall be made in check or by wire, as reasonably requested by G3.

10.  Intellectual-Property Rights. G3 shall retain ownership of all text, graphics, video, audio, source code, other software, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located, and all related material used or developed by G3 in connection with its performance under this Agreement, including all United States and international copyrights and other intellectual-property rights therein.

11.  Support and Technical Services. G3 will provide Spectre with technical assistance in the process of porting the Games and Deliverables to Spectre’s operating platform of choice, when and as reasonably requested by Spectre. In addition, during the course of any Acceptance Testing by Spectre, G3 will provide reasonable consulting, reasonable technical assistance, reasonable error-correction services, and reasonable support, including but not limited to reasonable efforts to design, code and implement programming changes to the Games and Deliverables to correct reproducible errors therein so that such items conform to the Specifications. The various services, technical assistance and support that G3 is obligated to provide hereunder are collectively referred to as “Services.” When Services are required hereunder, G3 will provide Services through qualified personnel.

12.  Additional Covenants. The parties agree to the following covenants:

a.  Utilization of G3 Games. From and after the date of G3’s first delivery of Games hereunder, Spectre agrees to utilize Games in no fewer than 75% of its routes in the United States; provided, however, that if G3 fails to meet the delivery deadlines for Games set forth in Section 1 (or as may be determined pursuant to Section 5) by more than ten business days, then Spectre shall not be obligated to abide by this covenant.

b.  Video Lottery Terminals. If (i) any particular gaming jurisdiction in which Spectre has placed video-redemption games in operation subsequently legalizes VLTs, as defined below, and (ii) no other third party has at that time been granted rights to any of the Games/Content licensed hereunder for utilization in VLT gaming devices in that jurisdiction, then Spectre shall thereupon have the exclusive right to license the Games/Content for such VLT use from G3 for commercial exploitation in that jurisdiction. Any such rights received by Spectre pursuant to this paragraph will be subject to the parties’ mutual written agreement to a royalty model. If the condition set forth in clause (ii) above is not met because G3 shall have previously granted rights to the applicable portion of the Games/Content licensed hereunder for utilization in VLT gaming devices to another party, then G3 will substitute like Content in like quantity for Spectre’s use, assuming the parties can agree on a royalty rate for such use.

For purposes hereof, “VLT” means a video or electromechanical game of skill or chance that accepts wagers, sponsored by an agency of a state government and controlled by such state’s lottery, and is classified by the applicable state agency as a “video lottery terminal.”

13.  Representations and Warranties.

a.  Representations and Warranties by G3. G3 represents and warrants to Spectre as follows:

i.  G3’s work product hereunder, including the Games and the Deliverables, will comply with the Specifications therefore, to the best of G3’s ability to do so;

ii.  for a period of 180 days after acceptance, any computer programs related to the Games and Deliverables developed by G3 in connection with this Agreement will operate in reasonable conformance with the Specifications for such items (though Spectre’s sole remedy in the event of a breach of this warranty shall be for G3 to make reasonable efforts to rectify any non-conformance);

iii.  neither this Agreement, the Games, Deliverables, the Services, nor any component of the foregoing will violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights;

iv.  G3 has the right to grant Spectre the license rights provided hereunder, and during the term hereof G3 will enforce and maintain in full force and effect all rights to the Games and Deliverables;

v.  as of the date hereof, and as of each date on which a Game is delivered to Spectre pursuant hereto there is and shall be no claim, litigation or proceeding pending or threatened against G3 with respect to the use of any component of the Games or their Deliverables, alleging infringement of any third party’s intellectual-property rights;

vi.  the Services will be performed in a professional, workmanlike manner consistent with the highest industry standards applicable to similar services; and

vii.  this Agreement and G3’s execution and delivery hereof have been duly authorized by all necessary corporate action and, assuming the valid execution and delivery hereof by Spectre, represents the valid and binding agreement of G3.

b.  Representations and Warranties by Spectre.  Spectre represents and warrants to G3 that this Agreement and Spectre’s execution and delivery hereof have been duly authorized by all necessary corporate action and, assuming the valid execution and delivery hereof by G3, represents the valid and binding agreement of Spectre.

14.  Confidential Information.

a.  Covenant. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary for its performance under this Agreement and as otherwise required to be disclosed pursuant to applicable law (specifically including any obligations of Spectre to disclose information pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934). Each party agrees to secure and protect the other party’s Confidential Information in a manner consistent with the maintenance of the other party’s confidential and proprietary rights in the information (but at a minimum at a level consistent with industry practice) and to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to the other party’s Confidential Information to satisfy its obligations under this Section. Each party’s obligation contained in this Section will survive the expiration or termination of this Agreement.

b.  Definition. “Confidential Information” means a party’s information, not generally known by non-party personnel, used by the party or which is proprietary to the party or the disclosure of which would be harmful to the party. Confidential Information includes but is not limited to the following types of information (whether or not reduced to writing or designated as confidential): (i) information that is proprietary to a party or proprietary to others and entrusted to a party, whether or not constituting a trade secret, (ii) the terms and conditions of this Agreement, the payments made hereunder and a party’s performance hereunder; (iii) information concerning purchasing, accounting, marketing, selling, products and services of a party, and the financial performance of a party. As used herein, “Confidential Information” shall not include information which is generally publicly known or which a party independently obtains from a source that is not under an obligation of confidentiality to the other party.

15.  Mutual Indemnification. Each party will indemnify and hold the other harmless (including payment of reasonable attorneys’ fees and costs, and other related costs and expenses), including the other party’s corporate affiliates, and any employee, officer, director, agent and representative thereof, against all liabilities and obligations, whether directly or in connection with third parties, arising from the indemnifying breach of the terms of this Agreement. The parties’ indemnification obligation hereunder will survive the expiration or termination of this Agreement.

16.  No Assignment. G3 will not assign or subcontract the whole or any part of this Agreement without Spectre’s prior written consent, which shall not be unreasonably withheld.

17.  Dispute Resolution.

a.  The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience from a law firm with at least ten attorneys and at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

b.  The arbitration will be held in Las Vegas, Nevada. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. The parties intend that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

18.  General Provisions.

a.  Status as Independent Contractor. It is understood and agreed that G3 will be acting only in the capacity of an independent contractor insofar as this Agreement is concerned, and not as a partner, co-venturer, agent, employee, franchisee or representative of Spectre. Spectre is interested only in the results obtained under this Agreement; the manner and means of G3’s performance hereunder is within G3’s control and discretion. G3 will be solely liable for all remuneration, compensation, or other payments which may be due to G3 employees, and Spectre will have no obligation with respect to any employees of G3. G3 is responsible for all expenses incurred in G3’s business operations including but not limited to federal, state and local taxes, FICA and FUTA payments, licenses, permits and registration charges, expenses of maintenance, travel, lodging, equipment, insurance and other expenses incidental to G3’s business. Neither party shall have authority to enter into agreements of any kind on behalf of the other or otherwise to bind or obligate the other to any third party in any manner whatsoever.

b.  Applicable Law and Forum. This Agreement will be governed and construed in accordance with the laws of the State of Nevada without regard to the conflicts-of-law principles thereof. Any action or suit related to this Agreement will be brought only in the state or federal courts sitting in Las Vegas, Nevada.

c.  Notices. Any written notice required or permitted under this Agreement will be delivered by hand or by registered or certified mail, postage prepaid and return receipt requested, to the President or Chief Financial Officer of the respective party at the address in the opening paragraph of this Agreement.

d.  Waiver. No waiver by a party of any breach by the other of any of the provisions of this Agreement will be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver will be effective unless in writing and then only to the extent expressly set forth in writing.

e.  Entire Agreement. This Agreement, including all future determinations hereunder (e.g., the finalization of Specifications under Section 3, and additional Games under Section 5), constitutes the entire agreement between the parties.

f.  Modifications. No modification of this Agreement will be effective unless in writing and signed by both parties.

g.  Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions will not be affected in any way.

h.  Counterparts and Delivery. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement binding on all parties. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as the delivery of original signatures.

i.  Time of the Essence. Time is of the essence for this Agreement and each and every provision hereof.

j.  Survival. Notwithstanding any other term of this Agreement, the following Sections will forever survive the termination of this Agreement: 10, 13, 14, 15, 17 and 18. Upon any termination or expiration resulting in Spectre continuing to utilize the license granted under Section 6b, the provisions of Section 9b, in addition to the foregoing provisions identified in the previous sentence, will survive during the pendency of such license.

k.  Press Release. Neither party shall issue (or cause to be issued) any press release regarding this Agreement (or any portion of it) without the express written consent of the other.

IN WITNESS WHEREOF, and in acknowledgment that the parties hereto have read and understood each and every provision hereof, the parties have executed this Development and License Agreement to be effective as of the date first set forth above.

Global Gaming Group, Inc.:

By:  /s/ Steven W. Meistrich
Steven W. Meistrich
Print Title:  President

Spectre Gaming, Inc.:

By:  /s/ D. Bradly Olah
D. Bradly Olah, President

Signature Page - Development and License Agreement